Exhibit 99.1

MainStreet Bank Appoints Ali Manouchehri to Board of Directors

Digital Technology Expert Brings Extensive Federal Contracting Experience to Role at Leading Community Bank

FAIRFAX, Va., February 22, 2024 /PRNewswire/ -- MainStreet Bancshares, Inc. (Nasdaq: MNSB), parent company of MainStreet Bank, announces the appointment of Ali Reza Manouchehri, a digital technology expert with extensive federal contracting experience, as a director of MainStreet Bank.

Manouchehri is CEO of MetroStar Systems, a leading provider of digital IT services and solutions for the public sector, which is headquartered in Reston, Virginia. Since co-founding the company in 1999, he has guided its growth from a small business to a mid-size company with 450 employees that supports approximately 40 federal clients with innovative IT solutions. He is also co-founder and chair of Zoomph, a platform that enables sponsors to track the brand partnerships across social media, streaming, and broadcast channels.

“Ali brings an impressive track record as a successful entrepreneur and decades of experience on the cutting edge of digital technology,” said Jeff W. Dick, Chairman and CEO of both the Company and the Bank. “MainStreet Bank has been technology-forward since we opened for business 20 years ago. By adding his expertise to our board, we are deepening our bench strength to reflect the growing importance of digital innovation, as exemplified by our fully integrated Software as a Service platform, Avenu.”

“MainStreet Bank has made significant investments in technology initiatives to position the Bank to capitalize on opportunities in an era of rapid technology change,” Manouchehri said. “I’m excited to be part of this visionary board of directors as we map a course into the future.”

Manouchehri is a member of the board of directors of the Professional Services Council (PSC), which advocates for the government services sector. He also serves as a member of the board of trustees of the Leukemia and Lymphoma Society of the Mid-Atlantic Region. He earned a Bachelor of Arts degree in philosophy from George Mason University.

About MainStreet Bank:  MainStreet Bank operates seven branches in Herndon, Fairfax, Fairfax City, McLean, Leesburg, Clarendon and Washington, D.C.  In addition, MainStreet Bank has 55,000 free ATMs and a fully integrated online and mobile banking solution.

The Bank is not restricted by a conventional branching system, as it can offer business customers the ability to Put Our Bank in Your Office®. With robust and easy-to-use online business banking technology, MainStreet has "put our bank" in over 1,000 businesses in the metropolitan area.

MainStreet Bank has a full complement of payment system services for third-party payment providers with nationally known market leaders on staff and ready to help payment providers create a solution perfect for their needs.

MainStreet Bank has a robust line of business and professional lending products, including government contracting lines of credit, commercial lines and term loans, residential and commercial construction, and commercial real estate.  MainStreet also works with the SBA to offer 7A and 504 lending solutions.  From sophisticated cash management to enhanced mobile banking and instant-issue Debit Cards, MainStreet Bank is always looking for ways to improve its customer experience.

MainStreet Bank was the first community bank in the Washington, D.C. metropolitan area to offer a full online business banking solution.  MainStreet Bank was also the first bank headquartered in the Commonwealth of Virginia to offer CDARS – a solution that provides multi-million-dollar FDIC insurance.  Further information on the Bank can be obtained by visiting its website at mstreetbank.com.

This release contains forward-looking statements, including our expectations with respect to future events that are subject to various risks and uncertainties.  The statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursuant," "target," "continue," and similar expressions are intended to identify such forward-looking statements. Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations include: fluctuation in market rates of interest and loan and deposit pricing, adverse changes in the overall national economy as well as adverse economic conditions in our specific market areas, maintenance and development of well-established and valued client relationships and referral source relationships, and acquisition or loss of key production personnel.

Contact: Debra Cope
(202) 468-3814